Exhibit 10(u)

Agreement

Supplemental Pension Benefit -
James H. Miller

     PPL Services Corporation ("PPL") hereby agrees to provide the following retirement benefit (the "Supplemental Pension Benefit") to James H. Miller (the "Executive") as an inducement for Executive to remain in the employ of PPL or its affiliates:

     1. PPL, and any PPL affiliated company that agrees to assume a liability of a benefit under this Agreement, hereby agrees to pay a Supplemental Pension Benefit calculated as a monthly benefit equal to the difference between (a) the actual benefit payable to Executive at the time of his retirement under the PPL Supplemental Executive Retirement Plan ("PPL SERP") and (b) a monthly benefit calculated using the same benefit formula but crediting Executive with 30 Years of Service as defined in Article II of the PPL SERP.

     2. The Supplemental Pension Benefit payable hereunder shall be paid under the same terms and the same form of benefit as the PPL SERP benefit.

     3. No Supplemental Pension Benefit shall be payable hereunder unless the Executive remains in continuous employment with PPL or any PPL affiliated companies until October 1, 2008. Should Executive's employment with PPL and all PPL affiliated companies terminate for any reason, whether voluntarily or involuntarily, including resignation or retirement, prior to October 1, 2008, the Supplemental Pension Benefit will be forfeited immediately. The only exception to this requirement shall be in the case of death or disability, as provided below.

     4. In the event of the Executive's death or disability, as defined in the PPL SERP, prior to October 1, 2008, the Supplemental Pension Benefit hereunder shall be paid in the same form and under the same terms and conditions as the death or disability benefit payable under the PPL SERP, but prorated by multiplying the Supplemental Pension Benefit payable on death or disability by a fraction, the numerator of which will be the years of actual service of the Executive until the date of death or disability, and the denominator of which will be the number of years of service the Executive would have had if the Executive had remained in active employment with PPL and its affiliated companies through to October 1, 2008.

     5. Under all other circumstances not expressly set forth above, payment of the Supplemental Pension Benefit under this Agreement shall parallel the timing, terms, and conditions of the benefit provided to the Executive under the PPL SERP as closely as possible, in order to effectuate the intent to supplement the SERP benefit.

     6. This Agreement is entered into as of the 15th day of January 2003. It incorporates the entire agreement between the parties with respect to any supplemental pension benefits payable to Executive that is not provided by the terms of any PPL employee benefit plan applicable to executives of PPL generally, provided that the terms of the Executive's offer of employment concerning an additional five (5) years of Credited Service under the PPL SERP shall not be affected by this agreement. This Agreement may be amended only by written agreement executed by both parties.

/s/ James H. Miller James H. Miller	/s/ Ronald Schwarz Ronald Schwarz Vice President-Human Resources PPL Services Corporation
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